Exhibit 99.1

Virage Logic Receives Letter of Reprimand From NASDAQ Department

Shares Remain Listed On NASDAQ In Good Standing

FREMONT, Calif.--(BUSINESS WIRE)--July 20, 2009--Virage Logic Corporation (NASDAQ:VIRL) today announced that it received a letter of reprimand from the NASDAQ Listing Qualifications Department of the NASDAQ Stock Market LLC for failing to comply with the stockholder approval requirements set forth in NASDAQ Listing Rule 5635. The department determined that the Company should have obtained stockholder approval prior to implementing the Company’s exchange offer completed in June 2008, under which employees were offered the right to exchange options and stock-settled appreciation rights (“SSARs”) for newly granted restricted stock units (“RSUs”). The Company had earlier undertook the exchange offer without seeking prior stockholder approval after having been advised by external counsel that such approval was not required under Rule 5635 because the language of the Company’s 2002 Equity Incentive Plan permitted the exchange offer without such approval. In reaching its decision to issue the letter of reprimand, the department concluded that the plan’s language did not constitute sufficiently specific authority for the exchange offer under Rule 5635 and that, therefore, the Company should have obtained stockholder approval before conducting the exchange offer.

J. Daniel McCranie, the Company’s executive chairman, noted “We accept NASDAQ’s determination that we should have obtained stockholder approval before proceeding with the exchange offer. As the department noted in its letter, our management and our Board of Directors proceeded in good faith reliance upon advice from external corporate counsel that stockholder approval was not required. Furthermore, the department noted that the Company has no prior history of non-compliance with the listing rules and that the department believed the Company’s failure to comply with Rule 5635 had been inadvertent. Management and the Board have always been fully committed to good governance practices, and the Company certainly would have sought stockholder approval of the exchange if we had believed it was required. We plan to amend the plan to require explicit stockholder approval prior to any future exchange, repricing or similar action.

When we designed the exchange offer, we wanted to achieve a program that was in the best interests of our stockholders. Accordingly, the exchange incorporated the following features:

  The ratio at which options were exchanged for RSUs varied from 3 options or stock-settled appreciation rights per RSU (for options priced at $9.00 or less) to 6 options/SSARs per RSU (for options priced at $14.00 or more);
  Virage Logic set the exchange ratio so that the Black-Scholes value of the restricted stock units issued under the Program was less than or equal to the aggregate value of the options and SSARs being traded in;
  The Company’s directors and its CEO, COO and CFO were excluded from the offer;
  The RSUs were subjected to a new vesting schedule over two years from the date of the exchange, which enhanced the retention value of the equity award; and
  The exchange resulted in a reduction of more than 1 million shares subject to equity awards.

In the exchange, employees exchanged 997,799 options and 380,961 stock appreciation rights for 335,060 RSUs.”

The issuance of the letter without additional action completed the department’s review of this matter, and does not affect the listing or trading status of the Company’s common stock on The NASDAQ Global Market.

CONTACT:
Virage Logic Corporation
Brian Sereda, 510-360-8017
Chief Financial Officer
brian.sereda@viragelogic.com